EXHIBIT 10.18 - PURCHASE AGREEMENT BETWEEN AND AMONG RIGHT MANAGEMENT CONSULTANTS, INC. AND FREDERICK R. DAVIDSON, STRADIS PTY LTD, WILLIAM D. T. COWAN, PHILLIP A. LOVETT AND DAVID STRATFORD, AND RIGHT D&A PTY. LTD. DATED JULY 1,1997


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                                  EXHIBIT 10.18

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT, is made and entered into as of the 1ST day of July, 1997 by, between and among, FREDERICK R. DAVIDSON, STRADIS PTY LTD, WILLIAM D. T. COWAN, PHILLIP A. LOVETT and DAVID STRATFORD ("Sellers"), RIGHT MANAGEMENT CONSULTANTS, INC., a Pennsylvania (USA) corporation or its designee ("Buyer") and RIGHT D&A PTY LTD, a Victoria (Australia) corporation ("RDA").

                                   BACKGROUND

     Sellers own all of the issued and outstanding capital stock ("Stock") of RDA, a corporation formed under the laws of the State of Victoria, Australia. The ownership of the issued capital stock by Sellers is as set forth on Schedule a hereto. RDA is the owner of 100% of the issued capital stock of the seven corporations, identified on Schedule B (the "Corporations"), having acquired such shares from Sellers during June 1997. William D. T. Cowan is the sole beneficial owner of Stradis Pty Ltd. For purposes of this Agreement, Stradis Pty Ltd and William D. T. Cowan shall be considered as one Seller, and each shall be obligated to fulfill any obligation of either hereunder.

     Corporations are engaged in the business of providing outplacement, human resource, organization consulting, and related services principally in Australia, Singapore, New Zealand and Hong Kong (the "Business"). Davidson & Associates Pty Ltd., one of the Corporations, and Buyer are parties to a Corresponding Agreement represented by a letter agreement dated September 20, 1996, which agreement is anticipated to continue between Buyer and RDA


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following the closing.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Purchase and Sale of the Stock.

        At the Closing (hereinafter defined), Buyer shall purchase from the Sellers and the Sellers shall sell and transfer to Buyer 51% of the Stock, free and clear of all claims, liens, encumbrances, restrictions, and security interests of any kind whatsoever. The number of shares of the Stock to be sold by each Seller, and shares remaining after the sale, is set forth on Schedule 1 attached hereto and made a part hereof.

     2. Purchase Price.

        (a) At the Closing, Buyer shall pay, an aggregate purchase price to Sellers for the Stock being purchased by it from Sellers, based on a formula equal to one (1) times the consolidated net sales revenue ("NSR") of the Corporations for the year ending June 30, 1997. In the event the NSR is not known at the time of the closing, the purchase price will be based on the actual NSR for the 11 months ending May 31, 1997, and a June NSR estimate, with an adjustment to the actual NSR within 15 days of its acceptance by Buyer. "NSR" shall mean gross client invoicing less credit notes.

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        (b) In the event that an estimate of NSR is used, Sellers will be responsible for presenting the actual NSR when it is available, and will communicate the NSR to Buyer. Unless the Buyer shall advise the Sellers of its objection to the actual NSR within 10 days of Buyer's receipt of the actual NSR, the actual NSR submitted by the Sellers shall be deemed accepted, and the adjustment to the purchase price provided for above shall be made within 15 days of such date. In the event of a disagreement concerning the actual NSR, the Managing Partner or his/her nominee at the Melbourne Office of the accounting firm of Arthur Andersen LLP shall, at the expense of Buyer, determine the NSR, which determination shall be conclusive, and any adjustment of the purchase price shall take place within 15 days of Arthur Andersen's determination.

        (c) Approximately eighty-five percent (85%) of the purchase price will be paid by Buyer to the Sellers by wire transfer of funds to accounts designated by each Seller at least ten days prior to the Closing. The balance of the purchase price (approximately 15%) will be paid by the issuance of shares of the common stock of Right Management Consultants, Inc. ("RMC") to each Seller. Shares will be valued on a per share value equal to the average traded closing price, as reported by the National Association of Securities Dealers, on each of the days such shares trade during the 30 calendar days prior to the public announcement by RMC of the acquisition which is the subject of this agreement. The parties agree that the formula for share value results in each share having a value, for purposes of this Agreement of US$10.24 The conversion of the price of each RMC share of stock for purposes of determining the number of

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shares to be issued, shall be the exchange rate of $US to $A at 11 a.m. on July
1, 1997 based on the average buy and sell quotations as reported by ANZ Bank, Melbourne, Australia. It is understood that the shares will be issued on or about July 31, 1997 and will be issued without registration with the United States Securities and Exchange Commission and will be subject to restrictions applicable to a private placement of shares. The use of shares as a portion of the purchase price shall be subject to the following:

            (i) The number of shares to be issued to the Sellers shall be established at the Closing based on the estimated NSR. Any adjustment to the purchase price based on the determination of the actual NSR shall be made to the cash portion of the purchase price.

            (ii) Notwithstanding that the applicable United States securities laws may permit resale of the RMC shares outside of the United States, without a holding period, each Buyer agrees to retain the shares issued as a portion of the purchase price for a period of one year from the Closing Date, during which period, each Seller shall refrain from voluntary sale or transfer of such shares.

     3. Closing; Effective Date.

        The closing under this Agreement (the "Closing") will take place simultaneously with the execution of the Agreement (the "Closing Date"), at the offices of RDA, or at such other

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time or place as the parties shall mutually agree. The Effective Date of the
Closing will be July 1, 1997.

     4. Employment Arrangements. Effective July 1, 1997, RDA or one or more of the Corporations shall continue the employment of each Seller, individually and independently, on the terms and conditions of their existing employment with Corporations, subject to Buyer's standard Policies of Employment, including restrictive covenants following employment. In addition, and in consideration of the Purchase Price paid hereunder, each Seller agrees that for a period of two
(2) years from the Effective Date such Seller will not, directly or indirectly, own, manage, operate, control or in any way whatsoever become associated with any corporation, partnership or other business entity which is engaged in activities in competition with the Business, in Australia, Singapore, New Zealand or Hong Kong (the "Covenant Not to Compete"),

            (a) The parties realize that, due to the nature of the Business, the geographic boundary of the Covenant Not to Compete is reasonable and necessary to adequately and sufficiently protect Buyer's investment in the Business. However, if the period of two years for the Covenant Not to Compete is determined to be unenforceable, then the period shall be one year; and if one year is determined to be unenforceable, then the period shall be six (6) months.

            (b) Each Seller agrees that any breach or threatened breach of the Covenant Not to Compete may give rise to irreparable harm to RDA and Buyer and, therefore, said

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Covenant Not to Compete may be specifically enforced by RDA or Buyer and RDA or
Buyer may, in addition to all other remedies available to it at law or in equity, be entitled as a matter of right to injunctive relief in any court of competent jurisdiction.

            (c) If the geographic boundary specified in this Paragraph shall be determined unenforceable, then the geographic area shall be reduced to encompass all of Australia, or if that area is determined to be unenforceable, then the states of Victoria and New South Wales.

            (d) In the event of the breach by any Seller of the provisions of this Paragraph, the period stated above applicable to such Seller shall be extended by the amount of time such Seller was in breach of the provisions.

            (e) For the period of two years, or such shorter time determined in accordance with subparagraph (a) above, each Seller agrees not to directly or indirectly employ, solicit, entice away or attempt to employ, solicit or entice away from RDA or any Corporation, whether or not that person would commit a breach of contract by reason of leaving RDA or any Corporation, any person who as at the Effective Date was an officer, manager, consultant or employee of RDA or any Corporation.

            (f) Each of the covenants, obligations and restrictions set out in this Paragraph 4 is separate, severable and independent. If any part of this Paragraph 4 is wholly or partly void, invalid, or otherwise enforceable, that clause or

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part will be deemed eliminated or modified to the extent necessary to make the balance of this Agreement and that clause or part enforceable.

            (g) RDA is joining as a party to this Agreement to the extent necessary to be able to join with Buyer in seeking to enforce the provisions of this Paragraph 4.

     5. Representations and Warranties of Sellers. Sellers represent and warrant to Buyer that:

            (a) Authority; Ownership. The Sellers are the sole legal and beneficial owners of the Stock, and have good and marketable title to the Stock, free and clear of all claims, liens, encumbrances, restrictions, and security interests of any kind whatsoever. The authorized capital of RDA and each Corporation is as set forth on Schedule 5(a) hereto. The Stock is the only issued and outstanding shares of RDA and the Stock has been duly authorized and validly issued and is outstanding as fully paid and not subject to any further liability to the corporation. There are no outstanding options or agreements under which any person or entity has the right, present or future, to acquire any shares of RDA's or any Corporation's stock or any rights therein. The Sellers have the full right, personal power and authority to sell and transfer the Stock as provided herein, without the necessity of obtaining the consent or permission of any third party.

            (b) Corporate Organization; Authority. Each Corporation is validly constituted in accordance with the Corporation Law of Australia, or its country of incorporation,

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and is in compliance with the Corporation Law of Australia or its country of incorporation, in all material respects, and has the power and authority to own and use its assets and to carry on its business as it is now conducted. The execution, delivery and performance of this Agreement will not contravene or violate or constitute a breach of the terms of any Corporation's Memorandum and Articles of Association or any agreement to which it is a party.

            (c) Binding Obligation. This Agreement has been duly executed and delivered by Sellers and constitutes the legal, valid and binding obligations of Sellers in accordance with its terms. The execution, delivery and performance of this Agreement will not conflict with, result in a breach of, or entitle any party to terminate or call a default with respect to any contract, instrument, judgment, order, decree, law, rule or regulation applicable to Sellers or by which they are bound.

            (d) Consents. No consent of any party to any contract or arrangement to which the Sellers are a party or by which they are bound or to which RDA or any Corporation is subject is required for the execution, consummation or performance of this Agreement. To the knowledge of Sellers, no authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by the Sellers, except approval of the Foreign Investment Review Board of Australia.

            (e) Litigation. There are no actions, suits, proceedings, orders, investigations,

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or claims pending or, to the knowledge of Sellers, threatened, against or relating to the Sellers, RDA or any Corporation, or that would affect this Agreement, or, if adversely determined, could have a material adverse affect on RDA or any Corporation, or the Business, at law or in equity, or before or by any federal, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, and to the knowledge of the Sellers there is no reasonable basis for any of the foregoing.

            (f) Taxes. RDA and each Corporation has properly prepared and duly filed all Tax (hereinafter defined) returns or reports required to be filed by it in a timely manner and all such returns and reports properly and accurately reflect the Tax payable by RDA or any Corporation for the periods covered thereby. RDA and each Corporation has paid in full when due all Tax payable (including payments required to be made by installment) by RDA and each Corporation at any time prior to the date of this Agreement and proper provision has been made by the Corporation in its Financial Statements (hereinafter defined) for Tax payable for periods prior to the Effective Date with respect to which Tax returns or reports are not yet required to be filed. There are no agreements, waivers or other arrangements, including for any extension of time, with respect to the filing of any Tax payment of any governmental charge, penalty, interest or fine by RDA or any Corporation with respect to the issuance of any Tax assessment or reassessment. There are no actions, suits, proceedings, investigations or claims now pending, or to the knowledge of Sellers threatened or contemplated against RDA or any Corporation in respect of any Tax, governmental charges, assessments or reassessments or any matters under discussion with any governmental authority relating to any Tax, governmental charges,

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assessments or reassessments or any claims for additional taxes, governmental charges, assessments or reassessments asserted by any such authority. RDA and each Corporation has withheld all amounts required by law to be withheld from payments made by it and has remitted such amounts to the appropriate authorities within the times required by law. For the purposes of this Section 5(f), "Tax" means all income, fringe benefits tax, stamp duties, financial institutions duties, capital payroll, sales and use, value added, excise, franchise, goods and services and real property taxes and customs and excise duties, nor any fines, penalties or interest in connection with any of the foregoing, whether federal, state or local. Neither RDA nor any Corporation shall have any tax due as a result of the reorganization pursuant to which RDA became the owner of the shares of each Corporation.

            (g) Books and Records. The books and accounts and other corporate records of RDA and each Corporation relating to the Business are complete and correct in all material respects, and all material transactions of the Business have been accurately recorded therein in accordance with generally accepted Australian Accounting Standards, consistently applied..

            (h) Financial Statements. Sellers have delivered to Buyer financial statements of each Corporation as of and for the year ended June 30, 1996, and for the ten months ended April 30, 1997 (the "Financial Statements"). The Financial Statements fairly and accurately present the financial condition of each Corporation as of the dates thereof and the results of each Corporation's operations for the periods described therein, in accordance with applicable generally accepted Australian Accounting Standards principles, consistently applied. Since April

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30, 1997, the Corporations have operated the Business only in the ordinary course; there has been no material and adverse change in the financial condition, results of operation, assets, business operations or liabilities of the Business or any Corporation. There are no liabilities of the Business, or of any Corporation, long-term or short-term, contingent or otherwise, as of the Effective Date, which are not set forth in the Financial Statements or otherwise disclosed in this Agreement or the attachments hereto. To the best of Sellers' knowledge, no liabilities have been incurred since April 30, 1997 other than in the normal course, except as recorded in the appropriate Corporation's books and records.

            (i) Leases. Schedule 5(i) contains a true and complete schedule of all of the property leases of premises used by the Corporations in the conduct of the Business, and of all material leases of personal property used in the Business (collectively, the "Leases"), listing for each of the Leases the name and address of the lessor, the lessee, the amount of payments due annually, and a description of the leased premises or equipment and its location.

            (j) Compliance with Laws. To the knowledge of the Sellers, Corporations are in compliance in all material respects with all existing requirements of federal, state, local and other laws, regulations and ordinances, and all existing requirements of all governmental bodies or agencies having jurisdiction over them and relating to the operation of the Business.


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            (k) Employees and Employee Benefits.

               (i) Schedule 5(k) contains an accurate and complete list of all employees of Corporations as of the date hereof, and their current salaries. The employment of each employee can be lawfully terminated by such notice as is required by law without payment of any damages or compensation in excess of the amount (if any) required by law or any applicable awards.

               (ii) Schedule 5(k) also contains an accurate and complete list of benefits provided by the Corporations for the benefit of one or more employees of the Corporations ("Plans"). Except as disclosed on Schedule 5(k), there exists no formal plan or commitment, whether legally binding or not, to create any additional Plan or change any existing Plan that would affect any employees or their dependent or beneficiaries.

               (iii) The Sellers have heretofore delivered to the Buyer true and complete copies of each of the following documents: (a) a copy of each of the Plans, and all amendments thereto; (b) a copy of the most recent description of each of the Plans that has been provided to employees, and any and all such other descriptive materials provided to such employees including employee booklets; and (c) a copy of any advance income tax ruling or related professional opinion on the tax status of any Plan;

            (l) Trade Names, Trademarks, Etc. Schedule 5(l) contains a complete list of all fictitious names, corporate names, trade names, trademarks, service marks and business styles, both domestic and foreign, used or held by the Corporations for use by the Business (the "Marks). Except as disclosed on
Schedule 5(l), to the knowledge of Sellers, the Marks do not

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infringe upon the fictitious names, corporate names, trade names, trademarks, service marks, business styles or other proprietary rights or property of any other party, no other party is infringing upon the Marks, and no such infringement has been alleged, either by or against any Corporation. Sellers will not, from and after the Closing Date, use any of the Marks, or any names similar thereto, except as an employee of RDA or a Corporation.

            (m) Insurance Policies. Schedule 5(m) contains a schedule of all insurance policies owned or maintained by Corporations insuring or relating to the Corporations or the Business. Said list includes policy numbers, identity of insurers, and a brief description of the nature of insurance included in each such policy. All said insurance policies are in full force and effect, and all premiums thereunder have been paid through the date indicated on the Schedule. Corporations will continue to maintain such insurance coverage or equivalent replacement coverage in full force and effect through the Closing Date.

            (n) No Misrepresentations. No statement made by Sellers in any representation, warranty or covenant made by Sellers to Buyer in this Agreement, or in any other document furnished by Sellers to Buyers in connection with the transaction contemplated hereby (but not including any forecasts or projections), contains any untrue statement of material fact, or omits to state a material fact required to be stated to make such statement, in light of the circumstances in which such statement was made, not misleading. Any forecasts or projections provided to Buyers are based on assumptions considered reasonable in the industry and/or disclosed to Buyer. Sellers shall have no liability in connection with forecasts or projections unless such forecasts or projections are intentionally or materially inaccurate.

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     6. Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as follows:

            (a) Organization. Buyer is a corporation organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania, United States of America.

            (b) Corporate Action. The execution, delivery and performance of this Agreement are within Buyer's corporate authority and have been duly authorized by proper corporate proceedings of Buyer.

            (c) Validity of Agreement. This Agreement has been duly authorized, executed and delivered by Buyer and constitutes the legal, valid, binding and enforceable obligations of Buyer. The execution and delivery of this Agreement and its consummation do not require the consent or approval of any third party and will not result in any breach, violation or default under Buyer's Articles of Incorporation or By-Laws or of any agreement or decree to which Buyer is a party or to which Buyer is bound.

     7. Conditions to the Obligation of Buyer. Buyer's obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction and fulfillment at or before the date of Closing of each of the following conditions:

            (a) Accuracy of Representations and Warranties and Compliance with

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Obligations. The representations and warranties of the Sellers contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of the Closing Date with the same force and effect as though made at and as of that time. The Sellers shall have performed and complied with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Each Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, certifying that such representations and warranties are true and correct and that all such obligations have been performed.

            (b) Certified Resolutions and Certificate of Formation; Good Standing Certificates. The Sellers shall have delivered to Buyer copies of the Memorandum and Articles of Association with respect to RDA and each Corporation.

            (c) Opinion of Counsel. Buyer shall have received an opinion dated the Closing Date from Corrs Chambers Westgarth, counsel for the Sellers, in form and substance as set forth in Exhibit 7(c) attached hereto, which opinion shall relate only to Sellers and those Corporations formed under the laws of Australia or any state of Australia.

            (d) FIRB. Buyer shall have received approval of its purchase by the Foreign Investment Review Board of Australia.

            (e) Receipt of Necessary Consents. All necessary consents or approvals of

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third parties to any of the transactions contemplated hereby shall have been obtained and delivered to Buyer.

            (f) No Adverse Litigation. There shall not be pending or threatened any third party action or proceeding, not frivolous in nature, by or before any court or other governmental body which shall seek to restrain, prohibit, or invalidate the purchase of the Stock by Buyer or any other transaction contemplated hereby, or which might affect the right of Buyer to own, or control the Stock, and which, in the judgment of Buyer, makes it inadvisable to proceed with the transaction contemplated hereby.

            (g) Due Diligence. Buyer shall have been satisfied, in its sole and absolute discretion, with the results of its business, financial, and legal due diligence investigation of RDA, each Corporation, each Seller, and the Stock.

            (h) Option and Escrow Agreement. Sellers and Buyer shall have entered into the Option and Escrow Agreement granting each various options, substantially in the form of Schedule 7(h) hereto.

            (i) Shareholders Agreement. Sellers and Buyer shall have entered into the Shareholders Agreement relating to the future management of RDA, substantially in the form of Schedule 7(i) hereto.

            (j) Reorganization. RDA and the Corporations shall have effected the

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reorganization resulting in the Corporations each being owned 100% by RDA, and
RDA having the ownership set forth on Schedule A hereto, subject only to any possible delay in issuing share certificates in the name of Right D&A due to delay occasioned by compliance with the requirements of Stamp Duty.

            (k) Non-Compete Agreement. Frederick R. Davidson and Mary Davidson shall have entered into non-competition agreements in form and substance satisfactory to Buyer.

            (l) Life Insurance. Buyer shall have obtained at its own cost and expense, life insurance on key management personnel in the amounts shown on
Schedule 7(l) hereto.

            (m) Closing Agreement. The parties hereto shall have entered into a Closing Agreement containing such provisions as shall have been agreed upon between the negotiation of this Agreement and the Closing.

     8. Conditions to Obligation of Sellers. Sellers' obligation to consummate the transaction contemplated by this Agreement is subject to the satisfaction and fulfillment at or before the date of Closing of each of the following conditions:

            (a) Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of Buyer contained in this Agreement shall have been true and correct at and as of the date hereof, and they shall be true and correct at and as of

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the Closing Date with the same force and effect as though made at and as of that time. Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. Buyer shall have delivered to the Sellers a certificate, dated as of the Closing Date and signed by one of the senior officers of Buyer, certifying that such representations and warranties are true and correct and that all such obligations have been performed.

            (b) Deliveries. Buyer shall have delivered to Sellers the following:

               (i) The payments of the Purchase Price due at Closing as set forth in Section 2 hereof.


               (ii) Certified copies of resolutions of the Board of Directors of Buyer authorizing the execution and delivery of this Agreement and the performance of the transactions contemplated herein.

     9. Further Assurances

        At Closing and at all times thereafter, the parties shall, upon the reasonable request of any other party execute all documents, instruments, certifications and further assurances and take all steps reasonably necessary or appropriate to implement, confirm or perfect the transactions provided under this Agreement.

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     10. Indemnification

            (a) Sellers shall jointly and severally indemnify, hold harmless and defend Buyer from and against any and all claims, liabilities, direct losses, damages (but not including consequential damages), costs, and expense, including reasonable counsel fees, (each of the foregoing being referred to herein as a "Loss") incurred or actually sustained by Buyer and not reimbursed by insurance, by reason of any breach by Sellers or inaccuracy of any of the warranties, representations, covenants or agreements made by Sellers in this Agreement. In the event Buyer is entitled to indemnification hereunder, it may offset any amounts due pursuant to Paragraph 2 above by the amount Buyer is entitled to receive as indemnification.

            (b) Buyer shall indemnify, hold harmless and defend Sellers from and against any Loss incurred or suffered by Sellers, by reason of any breach by Buyer or inaccuracy of any of the warranties, representations, covenants or agreements made by Buyer contained in this Agreement.

            (c) As soon as reasonably practical (but in no event later than twenty days) after receipt by a party hereto (the "Indemnitee") of notice of any Loss, in respect of which the other party may be liable under this Section 10, the Indemnitee shall give notice thereof to the other party obligated to provide indemnification hereunder (the "Indemnifying Party"). The Indemnitee shall permit the Indemnifying Party, at its option and expense, to assume the defense

                                      -19-
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of any such claim by counsel reasonably satisfactory to the Indemnitee and to settle or otherwise dispose of the same, provided that the Indemnitee may at all times, and at its expense, participate in such defense, and provided, further, that the Indemnifying Party shall not, in defense of any such claim, except with the prior written consent of the Indemnitee, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to the Indemnitee and its affiliates a release of all liabilities in respect of such claims, or that does not result only in the payment of money damages by the Indemnifying Party.

            (d) Failure by an Indemnitee to give prompt notice to an Indemnifying Party specified in Section 10(c) above shall not release, waive or otherwise affect the Indemnifying Party's obligation to indemnify hereunder except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure.

            (e) The liability of each Seller hereunder shall be limited to the purchase price paid by Buyer in cash and RMC shares for the Stock of such Seller.

            (f) No claim for indemnification may be brought by Buyer until the amount of such claim, aggregated with all other claims asserted hereunder, exceeds A$75,000, at which time, all claims may be asserted; this amount being a threshold and not a deductible amount.

     11. Survival of Representations

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

        All representations, warranties and indemnities made by the parties herein and pursuant hereto shall survive the Closing. Any claims brought by the Buyer or the Sellers, as the case may be (whether under a representation or warranty made under this agreement or any indemnity given under this agreement, or otherwise), is subject to and limited as follows:

            (a) the claimant must give written notice to the other parties of the general nature of the claim as soon as is reasonable; provided, however, that failure to give notice shall not limit indemnification except to the extent of any actual damage resulting from the failure to give notice, and

            (b) in any event any written notice must be given on or before the second anniversary of the Closing Date.

     12. Expenses; Sales and Transfer Taxes

        The parties hereto shall bear their own respective expenses, including legal and accounting fees, incident to the preparation and carrying out of this Agreement. Sellers and Buyer represent and warrant that none has made any agreement nor taken any action which may cause anyone to become entitled to any commission as a result of the transactions contemplated hereunder. Buyer shall be liable for the payment of stamp duty on the transfer of the Stock. Sellers shall be liable for the payment of stamp duty on the reorganization by which RDA became the owner of all shares of each Corporation.

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     13. Miscellaneous.

            (a) Notices. All notices, demands and other communications to be made hereunder ("Notice") shall be given in writing and shall be deemed to have been duly given if personally delivered or sent by certified or registered mail, postage prepaid, return receipt requested, to the other party at the following address (or to such other address as may be given by Notice by any party):

                  If to Buyer:          G. Lee Bohs, Executive V. P. & CFO
                                        Right Management Consultants, Inc.
                                        1818 Market Street, 33rd Floor
                                        Philadelphia, PA 19103-3614

                  With copy to:         Theodore A. Young, Esquire
                                        Fox, Rothschild, O'Brien & Frankel, LLP
                                        2000 Market Street, 10th Floor
                                        Philadelphia, PA 19103

                  If to Sellers:        Frederick R. Davidson
                                        Right D&A Pty Ltd
                                        5/607 St. Kilda Road
                                        Melbourne, Victoria 3004
                                        Australia

                  With copy to:         Harvey Cook
                                        Whelan & Cook
                                        16th Floor, 499 St. Kilda Road
                                        Melbourne, Victoria 3004
                                        Australia

        Notice shall be deemed effective, if personally delivered, when delivered, and if mailed, at midnight on the fifth business day after deposit in the mail.

            (b) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

            (c) Governing Law. This Agreement is to be governed, construed and enforced in accordance with the laws of the State of Victoria, Australia.

            (d) Headings. The headings in this Agreement are for reference only, and shall not affect the interpretation of this Agreement.

            (e) Entire Agreement. This Agreement and the documents attached as exhibits and schedules hereto, when executed will contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof, and supersede all prior written and oral negotiations, agreements and writings.

            (f) Modification. This Agreement may be amended, superseded, terminated or extended, and the terms hereof may be waived, only by a written instrument signed by all of the parties or, in the case of a waiver, signed by the party waiving compliance.

            (g) Preservation of Rights. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege, nor any single or partial exercise of any right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

            (h) Provisions Severable. The provisions of this Agreement are independent of and severable from each other. No provisions will be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any one or more of any of the provisions hereof may be invalid or unenforceable in whole or in part.

            (i) Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        RIGHT MANAGEMENT CONSULTANTS, INC.

                                        BY: /S/ RICHARD J. PINOLA
                                        Richard J. Pinola, Chairman of the Board
                                        and Chief Executive Officer


                                        SELLERS:

                                        BY: /S/ FREDERICK R. DAVIDSON
                                        Frederick R. Davidson


                                        STRADIS PTY LTD

                                        BY:/S/ WILLIAM D. T. COWAN
                                        William D. T. Cowan


                                        BY: /S/ WILLIAM D. T. COWAN
                                        William D. T. Cowan

                                        BY: /S/ PHILLIP A. LOVETT
                                        Phillip A. Lovett

                                        BY: /S/ DAVID STATFORD
                                        David Stratford


                                        RIGHT D&A PTY LTD

                                        BY: /S/ FREDERICK R. DAVIDSON
                                        Frederick R. Davidson

                            STOCK PURCHASE AGREEMENT

                                Right D&A Pty Ltd

                                  July 1, 1997


                                List of Schedules


         A.        Share Holdings of Sellers

         B.        Corporations

         1.        Shares to be Sold; Shares Remaining

         5(a).     Authorized Capital of RDA and each Corporation

         5(i).     Leases

         5(k).     Employees/Salaries/Benefits

         5(l).     Trade Names

         5(m).     Insurance

         7(c).     Legal Opinion of Sellers' Counsel

         7(h).     Option and Escrow Agreement

         7(i).     Shareholders Agreement

         7(k).     Employees with Non-Compete Agreement

         7(l).     Life Insurance Obtained by Buyer

                            STOCK PURCHASE AGREEMENT

                                Right D&A Pty Ltd

                                  July 1, 1997


                                   Schedule A


                  Seller                                               Shares

                  Frederick R. Davidson                                60,000

                  Stradis Pty Ltd.                                     20,000

                  Phillip A. Lovett                                    10,000

                  David Stratford                                      10,000
                                                                      -------

                                                                      100,000
                                                                      =======

                            STOCK PURCHASE AGREEMENT

                                Right D&A Pty Ltd

                                  July 1, 1997


                                   Schedule B

Corporation                                  Place of Incorporation     Regulation Number

Davidson & Associates Pty Ltd                Victoria, Australia          ACN 006 132 163


Davidson & Associates International P/L      Victoria, Australia          ACN 057 253 424


Davidson & Associates (ACT) Pty Ltd          Canberra, Australia          ACN 008 633 609


Davidson & Associates(QLD) Pty Ltd           Queensland, Australia        ACN 010 817 384


Davidson & Associates (NSW) Pty Ltd          New South Wales, Australia   ACN 002 893 576


Davidson & Associates Limited                Hong Kong                    ---------------

Davidson & Associates Limited                New Zealand                  ---------------

                            STOCK PURCHASE AGREEMENT

                                Right D&A Pty Ltd

                                  July 1, 1997


                                   Schedule 1

Shares                        Shares (Percentage)             Shares Remaining
                                   to be Sold

Frederick R. Davidson              34,000 (67%)                   26,000

Stradis Pty Ltd                     7,000 (14%)                   13,000

Phillip A. Lovett                   5,000 (10%)                    5,000

David Stratford                     5,000 (10%)                    5,000
                                   ------ ----                    ------

                                   51,000 (100%)                  49,000
                                   ====== ====                    ======

                            STOCK PURCHASE AGREEMENT

                                Right D&A Pty Ltd

                                  July 1, 1997

                                  Exhibit 7(c)

     (a) each Corporation has been duly incorporated under the laws of its place of incorporation and is validly registered and existing under the Corporations Law of Australia;

     (b) each Corporation has the corporate power and corporate authority to own all of its assets and to carry on its business as described in the Agreement;

     (c) the Agreement has been duly executed and delivered by the Sellers and is the legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms;

     (d) the execution, delivery and performance by the Sellers of the Agreement does not conflict with the Articles of Association of RDA or any Corporation, or with any Victoria or federal law, rule or regulation;

     (e) the authorised capital of RDA is $100,000 comprised of 100,000 ordinary shares with a par value per share of $1.00, of which 100,000 shares are validly issued and fully paid;

     (f) to our knowledge, after inquiry of the Sellers, there are not options, warrants or rights of any kind for the purchase or acquisition of any shares of RDA's or any Corporation's capital stock; and

     (g) to our knowledge, after inquiry of the Sellers, there is no action, proceeding or investigation pending or threatened against RDA or any Corporation or that questions the validity of the Agreement or the other documents executed in connection therewith, or any action taken or to be taken pursuant thereto or any claim or legal action against RDA or any Corporation that, if adversely decided, would materially adversely affect RDA or any Corporation.